Exhibit 3.6

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

Amendment No. 3, dated as of September 30, 2002 (this “Amendment No. 3”), to the Rights Agreement, dated as of June 9, 1995 and as previously amended (the “Rights Agreement”), between BWAY Corporation, a Delaware corporation f/k/a Brockway Standard Holdings Corporation (the “Company”), and Harris Trust and Savings Bank, an Illinois banking corporation (the “Rights Agent”), as directed by the Company. Capitalized terms not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

WHEREAS, pursuant to its authority under Section 26(a) of the Rights Agreement, the Board of Directors of the Company has authorized and approved the amendment to the Rights Agreement set forth herein as of the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Amendment No. 3, the amendment is as follows:

Section 1.    Amendment.  The following is hereby added as a new Section 34 to the Rights Agreement:

34.    Certain Exceptions.  Notwithstanding anything to the contrary contained herein, (i) neither BCO Holding Company, a Delaware corporation (“Holding”), BCO Acquisition, Inc., a Delaware corporation (“Acquisition Sub”), nor any of their affiliates nor any other party to any Voting Agreement (as defined in the Merger Agreement) or any Exchange Agreement (as defined in the Merger Agreement) will become an Acquiring Person, (ii) no Distribution Date, Stock Acquisition Date or Triggering Event will occur, and (iii) the Rights will not separate from each share of Common Stock or give the holders thereof the right to acquire securities of any party to that Merger Agreement, dated as of September 30, 2002 (as may be amended from time to time, the “Merger Agreement”), by and among the Corporation, Holding and Acquisition Sub, in each case as a result of the execution, delivery or performance of the Merger Agreement, the Voting Agreements, the Exchange Agreements or any other agreement contemplated thereby or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement, the Voting Agreements, the Exchange Agreements or any other agreement contemplated thereby.

Section 2.    Legend.  Effective as of September 30, 2002, the legend to be impressed, printed, or written on, or otherwise affixed to the Common Stock pursuant to Section 3(b) of the Agreement shall be in substantially in the following form:

This certificate also evidence and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between BWAY Corporation and Harris Trust and Savings Bank, as Rights Agent, dated as of June 9, 1995, as amended February 12, 1996, November 26, 1997 and September 30, 2002 (the

“Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of BWAY Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. BWAY Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights that were, are or become beneficially owned by Acquiring Persons or their Associates or Affiliates (as such terms are defined in the Rights Agreement) may become null and void and the holder of any of such Rights (including any subsequent holder) shall not have any right to exercise such Rights.

Section 3.    Governing Law. This Amendment No. 3, the Rights Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of such state applicable to contract to be made and performed entirely within such State.

Section 4.    Counterparts. This Amendment No. 3 may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

Section 5.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 3 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 3.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BWAY CORPORATION

By:	/s/ JEFFREY M. O’CONNELL
Title:	Vice President, Secretary and Treasurer

HARRIS TRUST AND SAVINGS BANK

By:
Title:

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